UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 12, 2006
THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio		44092-2298

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (440) 943-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
A. On December 12, 2006, the Board of Directors approved an increase and change in method of payment of fees to the outside directors. Effective January 1, 2007, Outside Directors will receive an annual cash retainer of $60,000. Committee members (other than the Chairs) will receive an annual cash retainer of $5,000 for each committee on which they serve. The Chair of the Retirement and Savings Plans Investment Committee will receive an annual cash retainer of $7,000. The Chair of the Audit Committee will receive an annual cash retainer of $10,000. The Lead Director will receive an annual cash retainer of $15,000. Outside Directors will receive an annual award of $70,000 worth of restricted stock units under The Lubrizol Corporation 2005 Stock Incentive Plan.
Prior to this change the outside directors received an annual cash retainer of $32,500 and $1,100 for each board and committee meeting they attended. If a committee meeting was held on a day other than the day the board meeting was held, the director received $1,300 per meeting. They also received an annual award of $60,000 worth of restricted stock units under The Lubrizol Corporation 2005 Stock Incentive Plan.
The 2005 Stock Incentive Plan as amended is attached hereto as Exhibit 10.1.
B. On December 12, 2006, the Board of Directors approved an amendment to The Lubrizol Corporation 2005 Excess Defined Contribution Plan to provide for company matching contributions in limited situations when participants cannot receive the maximum company match under the company’s qualified 401(k) plan due to their deferrals under the nonqualified deferred compensation plans.
The 2005 Excess Defined Contribution Plan as amended is attached hereto as Exhibit 10.2.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits. The following exhibit is furnished herewith:
10.1	The Lubrizol Corporation 2005 Stock Incentive Plan, as amended.

10.2	The Lubrizol Corporation 2005 Excess Defined Contribution Plan, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2006	THE LUBRIZOL CORPORATION
	By:	/s/ Leslie M. Reynolds
	Name:	Leslie M. Reynolds
	Title:	Corporate Secretary and Counsel